UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

JENNIFER CONVERTIBLES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-2824646
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

417 Crossways Park Drive Woodbury, New York	11797
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.01 Per Share
(Title of Class)

Item 1.                                Description of Registrant’s Securities to be Registered.

General

On July 18, 2010, Jennifer Convertibles, Inc., a Delaware corporation (the “Company”), and all of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  On February 9, 2011, the Bankruptcy Court entered an order confirming the Company’s Plan of Reorganization (the “Plan”).  The Plan became effective on February 22, 2011 (the “Effective Date”).  Pursuant to the Plan, all outstanding equity interests of the Company, including but not limited to all outstanding shares of the Company’s common stock, par value $0.01 per share, and the Company’s preferred stock, par value $0.01 per share, that were issued and outstanding prior to the Effective Date were cancelled on the Effective Date.

This Registration Statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended, the Company’s new common stock, par value $0.01 per share (the “Common Stock”), which was issued pursuant to the Plan.  On the Effective Date, the Company (i) filed its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the State of Delaware and (ii) adopted its Amended and Restated By-Laws (the “By-Laws”).

The following describes certain matters relating to the Certificate of Incorporation and the By-Laws which became effective on the Effective Date, but does not purport to be complete and is subject to and qualified by the full terms of the Certificate of Incorporation and the By-Laws, as set forth in the Exhibits to this Registration Statement, which are incorporated by reference in this Item 1. Additionally, the General Corporation Law of Delaware, as amended (the “DGCL”), may also affect the capital stock of the Company.

Authorized Capital Stock

The authorized capital stock of the Company consists of (i) 12,000,000 shares of Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Description of Capital Stock

Common Stock

Voting Rights. The holders of our Common Stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting.

Dividends.  The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.

Liquidation, Dissolution, Winding-Up. Upon liquidation, dissolution or winding-up of the Company, the holders of our Common Stock are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding Preferred Stock, of which currently there are none. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The Preferred Stock may be issued in one or more series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights (including conversion or exchange rights), and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors of the Company.  The Board of Directors has the authority to determine and fix the voting powers, designations, preferences and rights, and the qualifications, limitations, or restrictions thereof, of each such series to the full extent permitted by the laws of the State of Delaware.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

The DGCL, our Certificate of Incorporation and By-Laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Advance Notice Requirements. Our By-Laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. The notice must contain information specified in the By-Laws.

Undesignated Preferred Stock. Our Certificate of Incorporation provides for 1,000,000 authorized shares of Preferred Stock, all of which are currently available for issuance. The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Limitation on Liability and Indemnification of Officers and Directors.  The DGCL authorizes corporations to limit or eliminate certain personal liability of officers, directors, employees and agents. The Certificate of Incorporation includes a provision that states that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.

Transfer Agent and Registrar

The transfer agent for our Common Stock is American Stock Transfer and Trust Company, located at 6201 15th Avenue, Brooklyn, NY 11219.

Bankruptcy Code Restrictions

The Company may not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code.  However, this restriction (i) has no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) has such further force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

Item 2.                                Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Jennifer Convertibles, Inc.

3.2	Amended and Restated By-Laws of Jennifer Convertibles, Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 22, 2011	JENNIFER CONVERTIBLES, INC.

	By:	/s/ Rami Abada
	Name:	Rami Abada
	Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Jennifer Convertibles, Inc.

3.2	Amended and Restated By-Laws of Jennifer Convertibles, Inc.